As filed with the Securities and Exchange Commission on February 12, 2026

Registration No. 333-177591

Registration No. 333-212585

Registration No. 333-213154

Registration No. 333-219016

Registration No. 333-252956

Registration No. 333-263620

Registration No. 333-279501

Registration No. 333-289369

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-177591

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-212585

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-213154

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-219016

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-252956

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-263620

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-279501

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-289369

FORM S-8 POS

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVADEL PHARMACEUTICALS PLC

(Exact name of Registrant as Specified in Its Charter)

Ireland	98-1341933
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

10 Earlsfort Terrace

Dublin 2, Ireland, D02 T380

(Address of principal executive offices)

2007 Stock Option Plan

2010 Stock Option Plan

Plan for Allocation of Free Shares December 2007

Plan for Allocation of Free Shares April 2008

Plan for Allocation of Free Shares December 2008

Plan for Allocation of Free Shares December 2009

Plan for Allocation of Free Shares December 2010

Issue of Warrants 2008

Issue of Warrants 2009

Issue of Warrants 2010

Issue of Warrants 2011

2012 Stock Option Plan

2013 Stock Option Plan

2014 Stock Option Plan

2013 Plan Allocation for Warrants

2014 Plan Allocation for Warrants

2015 Plan Allocation for Warrants

2012 Plan Allocation for Free Shares

2013 Plan Allocation for Free Shares

2014 Plan Allocation for Free Shares

2016 Free Share Plan

2016 Stock Option Plan

2016 Stock Warrant Plan

2017 Omnibus Incentive Compensation Plan

2017 Employee Share Purchase Plan

Avadel Pharmaceuticals plc 2020 Omnibus Incentive Compensation Plan

Avadel Pharmaceuticals plc 2021 Inducement Plan

(Full titles of the plans)

c/o Alkermes plc

David J. Gaffin, Esq.

Connaught House

1 Burlington Road

Dublin 4, Ireland D04 C5Y6

(Name and address of agent for service)

+353-1-772-8000

(Telephone number, including area code, of agent for service)

Copies to:

Chelsea N. Darnell, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

(212) 373-3000

Stephen FitzSimons, Esq.

McCann FitzGerald LLP

Riverside One, Sir John Rogerson’s Quay

Dublin 2, D02 X576, Ireland

+353-1-829-0000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TERMINATION OF REGISTRATION

These Post-Effective Amendments related to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) previously filed by Avadel Pharmaceuticals plc (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “SEC”) are being filed to deregister any and all shares of the Company’s ordinary shares, nominal value $0.01 per share (“Ordinary Shares”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

1.	Registration File No. 333-177591, filed with the SEC on October 28, 2011, as amended by that Post-Effective Amendment No. 1, filed with the SEC on January 10, 2017, relating to the registration of 3,350,000 Ordinary Shares for issuance under the 2007 Stock Option Plan, 2010 Stock Option Plan, Plan for Allocation of Free Shares December 2007, Plan for Allocation of Free Shares April 2008, Plan for Allocation of Free Shares December 2008, Plan for Allocation of Free Shares December 2009, Plan for Allocation of Free Shares December 2010, Issue of Warrants 2008, Issue of Warrants 2009, Issue of Warrants 2010 and Issue of Warrants 2011.

2.	Registration File No. 333-212585, filed with the SEC on July 19, 2016, as amended by that Post-Effective Amendment No. 1, filed with the SEC on January 10, 2017, relating to the registration of 4,900,000 Ordinary Shares for issuance under the 2012 Stock Option Plan, 2013 Stock Option Plan, 2014 Stock Option Plan, 2013 Plan Allocation for Warrants, 2014 Plan Allocation for Warrants, 2015 Plan Allocation for Warrants, 2012 Plan Allocation for Free Shares, 2013 Plan Allocation for Free Shares and 2014 Plan Allocation for Free Shares.

3.	Registration File No. 333-213154, filed with the SEC on August 16, 2016, as amended by that Post-Effective Amendment No. 1, filed with the SEC on January 10, 2017, relating to the registration of 2,600,000 Ordinary Shares for issuance under the 2016 Free Share Plan, 2016 Stock Option Plan and 2016 Stock Warrant Plan.

4.	Registration File No. 333-219016, filed with the SEC on June 28, 2017, relating to the registration of 4,000,000 Ordinary Shares for issuance under the 2017 Omnibus Incentive Compensation Plan and 1,000,000 Ordinary Shares for issuance under the 2017 Employee Share Purchase Plan.

5.	Registration File No. 333-252956, filed with the SEC on February 10, 2021, relating to the registration of 6,000,000 Ordinary Shares for issuance under the 2020 Omnibus Incentive Compensation Plan.

6.	Registration File No. 333-263620, filed with the SEC on March 16, 2022, relating to the registration of 1,500,000 Ordinary Shares for issuance under the 2021 Inducement Plan.

7.	Registration File No. 333-279501, filed with the SEC on May 17, 2024, relating to the registration of 6,500,000 Ordinary Shares for issuance under the 2020 Omnibus Incentive Compensation Plan.

8.	Registration File No. 333-289369, filed with the SEC on August 7, 2025, relating to the registration of 500,000 Ordinary Shares for issuance under the 2021 Inducement Plan.

On February 12, 2026, pursuant to the Transaction Agreement, dated October 22, 2025, as amended by Amendment No. 1 to the Transaction Agreement, dated November 18, 2025 (as amended, the “Transaction Agreement”), by and between the Company and Alkermes plc (“Alkermes”), Alkermes acquired the Company pursuant to a court-sanctioned scheme of arrangement under Chapter 1 of Part 9 of the Companies Act 2014 of Ireland (the “Scheme”). As a result of the Scheme, the Company became a wholly owned subsidiary of Alkermes.

As a result of the consummation of the transactions contemplated by the Transaction Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offerings, the Registrant hereby removes and withdraws from registration any and all securities of the Registrant registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

The foregoing description of the Transaction Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Transaction Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 22, 2025, and Amendment No. 1 to the Transaction Agreement, which is attached as Exhibit 2.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, in the Country of Ireland, on February 12, 2026.

AVADEL PHARMACEUTICALS PLC

By:	/s/ Declan O’Connor
Declan O’Connor Director

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the specified registration statements on Form S-8.